Results of January 13, 2005 shareholder meeting
 (Unaudited)

A special meeting of shareholders of the fund was held on January 13, 2005. At the meeting, the following proposal was approved:


Agreement and Plan of Reorganization and the transactions contemplated thereby, including the transfer of all of the assets of Putnam Master Income Trust to Putnam Premier Income Trust in exchange for the issuance and delivery of shares of beneficial interest of Putnam Premier Income Trust and the assumption by Putnam Premier Income Trust of the liabilities of Putnam Master Income Trust, and the distribution of such shares to the shareholders of Putnam Master income Trust in complete liquidation of Putnam Master Income Trust.

	Votes	Votes		Abstentions
				   for	    against

				67,764,834	4,292,013		3,413,230


Results of July 14, 2005 shareholder meeting
(Unaudited)

The annual meeting of shareholders of the fund was held on July
14, 2005.

At the meeting, each of the nominees for Trustees was elected, as follows:

	      	Votes		Votes
		For		Withheld
Jameson A. Baxter		119,809,330		8,968,523
Charles B. Curtis		119,938,749		8,839,103
Myra R. Drucker		119,804,301		8,973,551
Charles E. Haldeman, Jr.		119,951,705		8,826,148
John A. Hill		119,476,888		9,300,964
Paul L. Joskow		119,984,596		8,793,257
Elizabeth T. Kennan		119,832,244		8,945,609
John H. Mullin, III		119,956,206		8,821,646
Robert E. Patterson		119,971,545		8,806,307
George Putnam, III		119,843,331		8,934,522
W. Thomas Stephens		119,928,332		8,849,521
Richard B. Worley		119,942,586		8,835,267


A proposal to amend the funds fundamental investment restriction with respect to borrowing and senior securities to permit the fund to engage in investment leverage was approved as follows:

			Votes for	Votes against		Abstentions
			92,618,223	4,289,264		24,951,074



A proposal to approve the Amended and Restated Management
Contract between the fund and Putnam Investment Management, LLC, which provides for payment of management fees with respect to fund assets attributable to investment leverage, was approved as follows:

			Votes for		Votes against		Abstentions
			91,933,014	11,908,966		24,935,872

A proposal to convert the fund to an open-end investment company and approve certain related changes to the funds Agreement and Declaration of Trust was defeated as follows:

			Votes for		Votes against		Abstentions
			20,644,293	81,498,276		26,635,283




All tabulations are rounded to nearest whole number.